Exhibit (d)(2)

JOHN HANCOCK CAPITAL SERIES

on behalf of John Hancock Classic Value Fund

AMENDMENT TO INVESTMENT MANAGEMENT CONTRACT

AMENDMENT made this 1st day of July, 2021 to the Investment Management Contract dated June 30, 2020 (the “Agreement”), between John Hancock Capital Series, a Massachusetts business trust, on behalf of its series John Hancock Classic Value Fund (the “Fund”), and John Hancock Investment Management (the “Adviser”), a Delaware limited liability company. In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	CHANGE IN SECTION 4 - COMPENSATION OF THE ADVISER

Section 4 of the Agreement, “COMPENSATION OF THE ADVISER,” is hereby amended to reflect the following fee schedule for the Fund:

Fund	First $2.5 billion of Average Daily Net Assets	Next $2.5 billion of Average Daily Net Assets	Excess over $5 billion of Average Daily Net Assets
John Hancock Classic Value Fund	0.710%	0.700%	0.690%

2.	EFFECTIVE DATE

This Amendment shall become effective as of date first mentioned above.

3.	DEFINED TERMS

Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

4.	OTHER TERMS OF THE AGREEMENT

Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK CAPITAL SERIES on behalf of John Hancock Classic Value Fund

By:	/s/ Andrew G. Arnott
Andrew G. Arnott
President

JOHN HANCOCK INVESTMENT MANAGEMENT LLC

By:	/s/ Jay Aronowitz
Jay Aronowitz
Chief Investment Officer
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